Exhibit 99.1 Contact: Maria Brous (863) 680-5339

Publix Reports First Quarter 2025 Results and Stock Price
LAKELAND, Fla., May 1, 2025 Publix’s sales for the three months ended March 29, 2025 were $15.8 billion, a 5.1% increase from $15.1 billion in 2024. Comparable store sales for the three months ended March 29, 2025 increased 4%. The company estimates the increase in sales for the three months ended March 29, 2025 compared to the three months ended March 30, 2024 was 1% lower due to the effect of the Easter holiday being in the second quarter in 2025 and in the first quarter in 2024.
Net earnings for the three months ended March 29, 2025 were $1 billion, compared to $1.4 billion in 2024, a decrease of 26%. Earnings per share for the three months ended March 29, 2025 decreased to $0.31 per share, down from $0.41 per share in 2024. Excluding the impact of net unrealized losses on equity securities in 2025 and net unrealized gains on equity securities in 2024, net earnings for the three months ended March 29, 2025 would have been $1.2 billion, compared to $1.1 billion in 2024, an increase of 9.3%. Earnings per share for the three months ended March 29, 2025 would have been $0.36 per share, compared to $0.33 per share in 2024.
These amounts are based on unaudited financial statements that will be filed today with the U.S. Securities and Exchange Commission and made available on the company’s website at corporate.publix.com/stock.
Effective May 1, 2025, Publix’s stock price increased from $19.20 per share to $20.20 per share. Publix stock is not publicly traded and is made available for sale only to current Publix associates and members of its board of directors.
“I’m proud of our associates for continuing to make us a leader in our industry by providing premier service to our customers,” said Publix CEO Kevin Murphy.

Non-GAAP Financial Measures
In addition to reporting financial results for the three months ended March 29, 2025 and March 30, 2024 in accordance with U.S. generally accepted accounting principles (GAAP), the company presents net earnings and earnings per share excluding the impact of equity securities being measured at fair value with net unrealized gains and losses from changes in the fair value recognized in earnings (fair value adjustment). These measures are not in accordance with, or an alternative to, GAAP. The company excludes the impact of the fair value adjustment since it is primarily due to temporary equity market fluctuations that do not reflect the company’s operations. The company believes this information is useful in providing period-to-period comparisons of the results of operations.
Following is a reconciliation of net earnings to net earnings excluding the impact of the fair value adjustment for the three months ended March 29, 2025 and March 30, 2024:

	Three Months Ended
	March 29, 2025	March 30, 2024
	(Amounts are in millions, except per share amounts)
Net earnings	$1,011	1,366
Fair value adjustment, due to net unrealized loss (gain), on equity securities held at end of period	223	(387)
Income tax (benefit) expense (1)	(57)	98
Net earnings excluding impact of fair value adjustment	$1,177	1,077
Weighted average shares outstanding	3,258	3,297
Earnings per share excluding impact of fair value adjustment	$0.36	0.33
(1)     Income tax (benefit) expense is based on the company’s combined federal and state statutory income tax rates.
Publix, the largest employee-owned company in the U.S. with more than 260,000 associates, currently operates 1,403 stores in Florida, Georgia, Alabama, Tennessee, South Carolina, North Carolina, Virginia and Kentucky. For 28 consecutive years, the company has been recognized by Fortune as a great place to work. In addition, Publix’s dedication to superior quality and customer service is recognized among the top in the grocery business. For more information, visit the company’s newsroom at corporate.publix.com/newsroom. ###